Exhibit 99.1
Final Transcript
Thomson StreetEvents
Conference Call Transcript
ACS — Q1 2008 Affiliated Computer Services Earnings Conference Call
Event Date/Time: Nov. 01. 2007 / 4:30PM ET

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Final Transcript
CORPORATE PARTICIPANTS
Jon Puckett
Affiliated Computer Services, Inc. — VP, Investor Relations

Lynn Blodgett
Affiliated Computer Services, Inc. — President, CEO

Tom Burlin
Affiliated Computer Services, Inc. — COO

Kevin Kyser
Affiliated Computer Services, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Moshe Katri
Cowen & Co. — Analyst

Ashwin Shirvaikar
Citigroup — Analyst

Adam Frisch
UBS — Analyst

Julio Quinteros
Goldman Sachs — Analyst

James Kissane
Bear Stearns — Analyst

Bryan Keane
Credit Suisse — Analyst

George Price
Stifel Nicolaus — Analyst

David Grossman
Thomas Weisel Partners — Analyst

Tien-tsin Huang
JPMorgan — Analyst

Cynthia Houlton
RBC Capital Markets — Analyst
PRESENTATION

Operator
Good afternoon, and welcome to the ACS first quarter fiscal 2008 conference call. Today’s call will consist of prepared statements by ACS followed by a question-and-answer period. All participants will be able to listen only until the question-and-answer session begins. The call is webcast live on the Company’s website and available for replay purposes. If you have any objections, you may disconnect at this time. I’d now turn the call over to Jon Puckett, Vice President, Investor Relations. Mr. Puckett, you may begin.

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
Thank you, Mary Anne. Good afternoon, and thank you for joining us today to discuss our first quarter fiscal year 2008 results. Today on the call we have Lynn Blodgett, President and Chief Executive Officer; Tom Burlin, Chief Operating Officer; and Kevin Kyser, Chief Financial Officer.

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Final Transcript
As always, I must caution everyone that any statements on this call that are not historical facts may be considered forward-looking statements within the meaning of the federal securities laws. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website or from ACS Investor Relations.
We also provided a presentation on our website that we will refer to during our discussion. We will reference certain non-Generally Accepted Accounting Principal financial measures which we believe provide useful information for investors. We have posted both the presentation and the reconciliation of those measures to Generally Accepted Accounting Principals on the Investor Relations page of our website at www.acs-inc.com.
And finally, we disclaim any intention to and undertake no obligation to update or revise any forward-looking statement. I will now turn it over to Lynn Blodgett, our Chief Executive Officer, who will provide a summary of the significant events during the quarter.

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Thank you, Jon, and thanks to everyone for joining us on the call today. Earlier this week, Cerberus Capital Management withdrew its offer to acquire ACS due to the continued poor conditions in the debt market. Removing the uncertainty about our ownership will help remove the non-operational distraction that we’ve had for the last eight months and will remove a significant impediment that has limited our commercial sales efforts for the past two quarters.
I look forward to remaining a public Company and providing the best services to our clients, opportunities for our employees and value to our shareholders. Today there’s been information in the press regarding the resignation of the Company’s independent directors. ACS is pleased that the Company’s independent directors have agreed to resign.
This action is clearly in the best interest of the shareholders. ACS is more than confident that the new directors proposed are independent and will respect all shareholder rights. We welcome an examination of their independence provided it is done in a reasonable time that allows ACS to quickly move forward and focus on its business. I do not intend to comment further on this matter in today’s call or to take questions at the end of the call.
Before I begin discussing the quarter’s results, let me take a moment and share with you some observations I made on a recent trip to ACS locations around the world. Please turn to slide number 3. I visited many of our sites worldwide and met face to face with approximately 5,000 of our employees. During my journey, I held town halls with our employees to discuss our goals as a Company and to field questions. I learned several things from these town halls.
First, I was reminded that ACS has a significant global presence. Several years ago we led the charge offshore. As a result of our leadership, we have one of the most extensive and well developed global delivery models in the world. We have a developed workflow software backbone that has been constantly improved over the past 11 years. This tool allows us to disassemble work, produce the work in the lowest cost region of our global network, and then reassemble it for delivery to our clients.
Our ability to disaggregate work provides us with a hedge against currency, wage inflation and natural disasters like floods or hurricanes. You could say that we’ve matured. With maturity comes a tried and true model to go offshore more selectively and more deliberately. An example of our leadership using this model can be seen in our site selection process. Some of our competitors pursue offshore strategies in well-known tier 1 cities. In India, where wage inflation is a legitimate concern, we began using tier 2 cities in advance of the competition.
We are now developing a hub-and-spoke concept that will further strengthen our offshore leadership position. We’ve always tried to stretch the globe as far as possible and will continue to do so. We believe the benefits of this strategy are lower wage inflation, less attrition, a more stable workforce and the most appropriate resource for our clients. In many of our locations, we are the largest local employer and positively impact the community where we choose to locate.
My trip allowed me to shake hands and answer questions of our wonderful people and help them feel a deeper connection to ACS. I have a much greater sense and appreciation and gratitude for our people and the amazing things that they do. I’m also impressed by the complexity and quality of work that we do offshore. We are performing level 2 and level 3 work offshore that we would not have imagined doing a few years ago.

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Final Transcript
From one of our locations in India, we deliver worldwide purchasing services for one of the largest automotive companies in the world. Portions of our health care claims process are completed in several locations globally for some of the largest health care payors. From Montego Bay, Jamaica, we perform payroll operations for one of the largest financial institutions in the world. We perform complex finance and accounting work from our Sao Paulo, Brazil site. We perform administrative HR functions from our Barcelona, Spain site for numerous multinational companies. These are just a few examples.
In addition to visiting our offshore locations, I also spent time in several of our locations in Europe. Our level of innovation internationally is astounding. The research and development capabilities in our transportation business are world class and worldwide. We provide services from Geneva, Switzerland to Mexico City, Mexico. We are reengineering our clients’ processes from beginning to end with our hardware and software solutions. We are comfortable with the complex implementations in this business and in leading the way for our clients. I am impressed with our capabilities and our ability to transform the way our clients do business.
Our innovation, existing customers, and global presence are leading us to prospects that we could not have realistically pursued until now. These prospects span from significant new business opportunities to potential acquisition candidates.
I am thrilled that we are beginning to see tangible results from our global expansion. We are succeeding in our efforts to grow Europe. We have been down selected on new business from European-based global companies and we’ll use our global delivery model to serve these customers. Unlike many of our competitors who have been in Europe for sometime and have already seen it’s impact on their growth, it is a new market for us and represents a major source for incremental growth.
We believe that the early results we are seeing today will translate into visible results for our stockholders in the near future. This trip helped to confirm what I already believed, that our 62,000 employees are a special group and that ACS is truly a global Company with boundless opportunities in front of us.
Please turn to slide number 4 and let’s talk about first quarter results. Since becoming CEO, I have challenged our organization to grow and execute. Growth is one of the primary focus areas for ACS because it provides our employees with additional opportunities, enables us to expand our service capabilities, and allows us to have a greater impact for our clients. This growth ultimately results in better returns for our shareholders. Execution is critical in order for us to grow profitably. We have improved our execution dramatically over the past several quarters. I believe our first quarter results reflect that our people are hearing the message and we are right on track.
I commend our employees that have helped us deliver strong growth in most operating metrics in the first quarter of 2008. Let me also highlight that we met our internal growth and operating targets for the quarter. We grew consolidated revenues by 8%. Internal revenue growth was 6%, which represents a 2 percentage point improvement in internal growth from the prior year quarter. I’m particularly proud of our revenue growth given the headwinds our commercial business has endured from the potential buyout.
We improved adjusted operating margins 30 basis points over the past quarter to 11%. This improvement was driven by improved execution on our most complex accounts and our continued focus on cost. We continue to leverage our offshore resources and increase the penetration rate on our incentive based-compensation plans.
We delivered growth in several other areas in the first quarter. We grew adjusted operating income by $15 million, or 10% over the prior year quarter. We increased adjusted EPS by 18% over the prior year quarter.
The one negative in the first quarter was our cash flow performance. Remember that our first quarter is typically low due to the timing of our annual management incentive compensation payments. Despite this trend, I am disappointed with our cash collections this quarter. In order to prevent these poor results from happening again we have changed our management incentive compensation plan to include a quarterly, rather than annual cash flow metric. I believe this will provide the proper focus for our employees and more predictable quarterly cash collections going forward. We have a strong track record of good cash flow. We know how to collect our receivables and manage the other components that contribute to cash flow. I am confident that our operating cash flow results will improve throughout the fiscal year and we will achieve our historical operating and free cash flow metrics.
Operationally, we continue to deliver excellent service to our clients and achieved a 94% renewal rate during the quarter. This is consistent with our fiscal 2007 renewal rates which were greatly improved from fiscal 2006. We also maintained a strong and broad pipeline of $1.7 billion that includes excellent opportunities in both segments. We must convert this pipeline of great opportunities into bookings and revenue. I am confident that we will see an improvement in our conversion rates.

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Final Transcript
In summary, we had a strong start to fiscal 2008. I am pleased with the growth we’ve been able to generate. Our operational improvements have resulted in better execution. I am confident that we will see steady improvement in our signings and our overall growth rate through 2008 which will result in a strong year. Now let me turn over to Tom Burlin, who will provide an operational overview.

Tom Burlin - Affiliated Computer Services, Inc. – COO
Thanks, Lynn. Please turn to slide 6 and I’ll review new business signings. In the first quarter, we closed approximately $141 million of annual recurring revenue which represents approximately $604 million of total contract value. While our trailing 12-month annual recurring signings are still negative, our trailing 12-month TCV turned positive this quarter and increased approximately 6%. This is consistent with the increased mix of government in our trailing 12-month signings which are generally longer term than our commercial contracts.
For the quarter, new business signings by segment were consistent with our overall revenue mix. The Commercial segment represented approximately 58% of total signings and primarily included expansion at existing customers. Commercial signings decreased from the prior year quarter by approximately 21%. Our government signings more than doubled over the prior year quarter and represented 42% of total signings. The growth in government signings was driven primarily by our government health care group where we are seeing momentum from our new Medicaid system. We signed a new Medicaid contract with Alaska and also renewed and expanded an existing Medicaid contract with the District of Columbia. We continue to expand our international transportation business with wins in Dubai, Austria and Australia for fare collection. New business signings by service line were relatively consistent with our overall business mix of about 77% BPO and 23% IT solutions.
Turning to renewals. We continued in the first quarter where we left off in fiscal 2007 by maintaining a renewal rate of 94%. Renewals for the quarter represent approximately $90 million of annual recurring revenue and total contract value of approximately $234 million. By segment, renewals were consistent with our overall revenue mix. We could not have achieved these excellent renewal results without delivering outstanding service to our clients.
Now if you please turn to slide 7. Our new business pipeline remains strong and broad at $1.7 billion of annual recurring revenue as of September 30, 2007. By segment, Commercial comprised approximately 68% of the pipeline with the remaining 32% in Government. By service line, 75% of our pipeline is BPO business and approximately 25% is IT Solutions. We’re seeing particular strength in Commercial and IT services, health care, transactional BPO, multiscope HRO and F&A deals. In the Government segment, we’re seeing pipeline strength in government health care business, our transportation business, including international opportunities, and federal government opportunities.
Before we dive into segment results, I want to highlight that we’ve restated our historic segment operating results to reflect our internal operating and reporting structures which we realigned during the first quarter. Our Commercial segment was performing work for a few federal clients and we moved these over to the Government segment as we assembled a new group to focus on opportunities in the federal market. This restatement has no impact on our consolidated results which have not been restated.
Please turn to slide 9. Total revenue growth for the Commercial segment was 6% with 3% internal growth. While Commercial remains below our goal of growing organically at least in line with the market, I’d like to highlight that internal growth increased by 1 percentage point from the fourth quarter despite being challenged by the Commercial trailing 12-month signings which declined 31%. Our internal growth was driven by growth at existing clients in our IT outsourcing business, increased volumes at our customer care clients and decreased demand for our HR consulting services. First quarter fiscal 2008 revenue growth was also positively impacted by known client losses that anniversaried in the quarter.
Turning to profitability, on an adjusted basis year-over-year operating margins increased by 170 basis points driven by improved operations in our multiscope HR and F&A businesses. Increased customer care volumes also added incremental margin. We also improved our execution in our finance and accounting business which was partially offset by start-up costs related to a new contract. On a sequential basis, Commercial adjusted operating margins decreased 30 basis points primarily due to start-up costs in our F&A business and lower health care consulting business which has higher margins.
If you’ll please turn to slide 10. You may recall we highlighted some areas of focus for our Commercial segment for fiscal 2008. Let me update you on our progress to date. Our primary goal in Commercial is to grow new business signings. As you can see from our results, we still have work to do here. We believe the clarity we now have regarding the buyout will help accelerate Commercial signings throughout the year. We anticipate increasing our Commercial new business signings and improving internal revenue growth throughout the fiscal year. We are deepening our relationships with our clients and becoming a stronger operations partner. Growing our relationship is a focus in all of our lines of business.

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Final Transcript
Let me give some examples. We grew revenue in the quarter with existing clients in the customer care space, IT outsourcing business, and our HR consulting business.
We also maintained our existing relationship with valued clients as represented by our outstanding renewal rates. In fact, we have weathered the past few quarters due to the loyalty we receive from our existing client base. We appreciate the trust our clients have in ACS.
Another focus area for 2008 is to pursue strategic acquisitions to fortify and build upon our service capabilities. Our HR consulting and our Intellinex acquisitions are excellent examples of this strategy. Acquisitions like these provide us a new entry point into clients and markets with the ability to leverage growth in both. We believe this strategy is sound and will continue to focus on strategic acquisitions. Let me also emphasize that we’ve been and will continue to be disciplined in our approach to acquisitions and valuations. We have a time tested process of pursuing the right acquisitions at the right valuations. This discipline will not change.
We’ve challenged our lines of business to create expanded product and service offerings in fiscal 2008. During the first quarter, we formed a strategic alliance with UBS Global Asset Management to offer an end-to-end retirement solution for defined contribution and defined benefit plans. This is a unique partnership that takes advantage of UBS’s excellent retirement offerings and ACS industry leading plan administration capabilities. In addition, we recently introduced a new innovation for the transportation industry. This new service offering, InCab scanning, allows long haul truck drivers another option to advance their paper work which saves them time and money.
Finally, we indicated that we would continue to identify and further train strong leaders in our organization, as well as aggressively recruit top talent in our industries. For example, in human capital management services we recently hired Brad Everett. Brad comes to ACS with over 30 years of experience in delivering technology services. Brad has deep experience in HRO and has held leadership positions at industry advisory firms and HR service providers. We also strengthened our finance and accounting organization with the addition of Ron Gillette as Senior Managing Director of Finance and Accounting. Ron is a seasoned veteran in the outsourcing industry with 18 years of experience in outsourcing. His past experiences include Accenture where he was responsible for growing their BPO business globally. Adding these two strong leaders should help accelerate our momentum in these businesses. We are excited to have them on our team.
We continue to strengthen our executive development program curriculum. Our goal remains to train future ACS leaders by combining practical experience with external training. Programs like this will improve our talent base and supplement our succession planning. While we still have some areas to work on, we made good progress during the first quarter in the Commercial segment.
Now if you’ll please turn to slide 12. Government segment revenue growth was 11% with 10% internal growth. Internal growth was driven by an almost 33% increase in trailing 12-month signings, increased transportation business and the eligibility contract ramp. As we indicated last quarter, we did not anticipate continuing to grow at twice the industry average, but as you can see we still achieved excellent growth in the Government segment on a year-over-year basis. Looking sequentially, revenue decreased approximately $34 million due to the completion of project work in our Government health care business and a decline in our lumpy non-recurring unclaimed property business. Revenue was also negatively impacted by de-scoping the software development component of the Department of Education contract. On an adjusted basis, Government operating margin declined approximately 120 basis points on a year-over-year basis and 140 points sequentially. The primary driver of the year-over-year decline was the ramp of the Indiana eligibility contract. Sequentially, margins declined due to project work that we completed in the fourth quarter as well as the ramp of the Indiana contract. As we’ve always said, margins will typically be pressured in times of growth as we initially ramp business.
If you’ll now turn to slide 13. Last quarter we highlighted some areas of focus for the Government segment for fiscal 2008. Let me take a moment to update you on our progress here. Innovative solutions and platforms is one area of focus for Government. We have been investing in our innovative next generation Medicaid system which we believe is the most advanced solution in the market. During the first quarter, we continued to see the fruits of our efforts with a new Medicaid win in Alaska and a renewal and expansion of our Medicaid contract with the District of Columbia.
Our transportation business continues to lead the charge with creative solutions that have global reach. We have also been recognized for our quality in this business. Our New York E-ZPass customer service solution was recently distinguished at a center of excellence for its world class service, placing it among the top 10% of customer care centers.
In Indiana, the first consolidated service center went live this week servicing 12 northern Indiana counties. Recipients of various forms of public assistance will, for the first time, be able to apply for aid using the phone and Internet. This eliminates the double penalty of those least able to afford lost work time and additional travel expense. This solution provides a private, confidential and convenient option to request assistance.

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Final Transcript
We continue to grow our business internationally. We are dominant player in the international transportation business. During the first quarter, we continued to leverage this business signing three fare collection contracts using our contactless ticketing solution. We believe that our continued expansion into additional global markets provides us the critical foot in the door to provide other transferable solutions that address the needs of governments around the globe.
Our efforts in fiscal 2008 will focus on continuing to optimize our costs. We intend to increase penetration of activity-based compensation in fiscal 2008. Activity-based compensation is one of our greatest competitive advantages. We have teams that help us leverage ABC. Their primary focus is to identify opportunities for ABC, pilot the program, implement, and finally move it into production. This process generally takes from one to three months. During the quarter, we expanded the percentage of government segment employees on ABC to approximately 33% of the total government workforce. This is more than double the percentage government achieved in the prior year quarter. These efforts generate cost savings, improve productivity, reduce turnover and delivered better client outcomes. While we are making strides in this area, we have much more to do.
In the first quarter, our Government segment grew revenue at approximately 2 to 3 percentage points faster than the average industry growth rate. We anticipate Government internal revenue growth will continue to be at or above the industry average growth rates over the long term.
In summary, we delivered a strong quarter. We grew revenues in both segments, increased margins in Commercial and continued to innovate across both lines of our business. I’m pleased with our progress and look forward to a strong fiscal 2008. Now let me turn it over to Kevin to take you through the financials.

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
Thanks, Tom. Please turn to slide 15. On this slide, we have provided reported and adjusted non-GAAP results for the first quarters of fiscal 2008 and 2007. We have adjusted our reporting results for the ongoing stock option investigations and related repricing for certain options, buyout costs, and related lawsuits.
We believe this will give you a truer picture of our operating results and mirrors the way management views the business. As Lynn stated earlier, we met our internal targets for the quarter and overall we were pleased with our results. Let me take a moment to highlight a few significant items. Revenue growth was solid at 8% and, although we don’t provide guidance, was in line with Wall Street estimates.
Adjusted operating income of $164 million grew by 10% year-over-year and also was consistent with most analyst estimates. During the quarter, we incurred certain severance costs as we continued to trim our workforce, and we incurred a $3 million pre-acquisition claim for which we were not indemnified. These items are included in our adjusted operating income, that is they were not added back.
Year-over-year we expanded adjusted operating margins by 30 basis points. This margin expansion can be attributed to our improved operational execution especially on some of our most complex accounts. In addition, we continued to use our most effective tools, ABC, offshoring and our procurement initiative to help control our costs.
Adjusted pre-tax profit was $120 million during the quarter and grew 11% over the prior year. While revenue and operating profit were consistent with most analysts’ estimates we noted that our pre-tax profit diverged from Wall Street models. We suspect the difference is due to analysts assuming lower net interest expense than we actually incurred. Despite this point, we grew our adjusted non-GAAP EPS by 18% year-over-year.
Before I move from this slide, let me give you an update on a new accounting rule that impacted us this quarter. During the quarter, we adopted FIN 48, Accounting for Uncertainty in Income Taxes, which clarifies the accounting for and disclosure of uncertainty in tax position. FIN 48 also requires us to record interest expense on our tax liability each quarter. That interest expense will now be shown as a component of our effective tax rate.
During the quarter, we recorded approximately $1 million after tax or $0.01 of EPS related to interest expense on FIN 48. We fully anticipate that FIN 48 will increase the variability of our quarterly tax rates. We also had some interest income on tax refunds that moved through the effective tax rate this quarter causing the rate to be lower.
Please turn to slide 16 and let me spend a minute on the Q4 to Q1 trends. Our sequential results this quarter were generally consistent with our historical Q4 to Q1 trends. Over the last three out of four years, revenue and profit have been flat to slightly down on a sequential basis. The primary reason for this trend is lumpiness in some of our non-recurring business, like our unclaimed property business, completion of government

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Final Transcript
project work in the fourth quarter, and contractual client rate reductions that take effect in the first quarter. Our nonrecurring business and project related work is typically more profitable than the consolidated average and therefore has a larger impact on our operating margins and EPS. In addition, the impact of merit increases in certain lines of businesses take effect July 1. All these items combine to push revenue, profit and operating margins down from the fourth to the first quarter. During the fourth quarter conference call, we highlighted that you should consider our trends over the last several years when building your models and these are the trends to which we were referring. In addition, EPS from Q4 to Q1 was impacted by our adjusted effective tax rate which was 33.5% in the fourth quarter as compared to 35.2% in the first quarter. As we noted, the lower effective tax rate in the fourth quarter of last year was due to the higher mix of foreign earnings taxed at a lower rate.
Please turn to slide 17, and let me give you some color on our cash flow for the quarter. As Lynn mentioned, we weren’t satisfied with our cash flow results this quarter. During August, we pay annual management incentives which cause the first quarter to be the lowest cash flow quarter of the year. During the first quarter, we paid almost $56 million in annual management incentives. For comparative purposes, we only paid approximately $6 million during the first quarter of last year. Due to payroll conversions in certain parts of our business, this quarter also included an additional payroll cycle compared to the prior year. Our cash collections on accounts receivable during the first quarter were not sufficient to adequately cover these working capital requirements. We have demonstrated in the past that we know how to collect AR. We have implemented a quarterly cash flow metric in our management incentive comp plan which will put a more consistent focus on cash collections throughout the year. I am confident we will get this fixed for the second quarter and we continue to believe that our annual cash flow results will be consistent with our historical cash flow metrics.
CapEx and additions to intangibles was a bright spot during the quarter at 5% of revenue and at the low end of our historical range. This is 3 percentage points lower year-over-year and was driven by lower client CapEx requirements and our ongoing procurement initiative.
As you know, we analyze cash flow on an unlevered basis which excludes certain items that we have highlighted on slide 17. Interest paid and cash payments related to the stock option investigation and buyout totaled approximately 2.8% of revenue for the first quarter of fiscal year 2008. Now let me shift to the balance sheet. I’ve recapped our major balance sheet categories on slide 18, as well as the most significant fluctuations from June.
Consistent with my comments on cash flow you can see that our poor cash collections resulted in a $131 million increase in accounts receivable. Accrued comp decreased approximately $107 million primarily due to the timing of our annual incentive compensation payment and the timing of our payroll cycles. Other accrued liabilities decreased by approximately $24 million primarily due to two acquisition earnout payments.
Other long-term liabilities increased approximately $52 million predominantly due to the adoption of FIN 48 and the related reclasses for deferred tax and income taxes payable. Our debt to capitalization ratio decreased to 53% this quarter, and we continue to be comfortable with our level of debt due to our long-term contracts, recurring revenue, and our history of generating strong cash flow. We believe we are well positioned given the current credit markets.
While we do not provide financial guidance, I’d like to provide you with some color on certain key items to consider as you update your financial models. We believe our signings, while lumpy, will accelerate throughout the year given that we now have certainty in our ownership. However, you will not see that acceleration show up in the financial statements overnight. It will take sometime.
Historically, operating margins in the first quarter of the fiscal year are low and they moderately increase from there. As I mentioned earlier, our first quarter revenues and adjusted operating income were both consistent with Wall Street estimates, but it diverged at pre-tax income. I would encourage you to review your net interest expense as compared to our first quarter and adjust your models accordingly. While there will be fluctuations in our quarterly tax rate, I anticipate our full year tax rate will be consistent with our historical tax rates prior to the fiscal year 2007.
In summary, the first quarter results showed strong growth year-over-year and were in line with our expectations. One weak spot in the quarter was cash flow and we will get that fixed this quarter. I’m excited about our global opportunities for growth and the fact that our ownership structure is now clear.
That is all the prepared comments that I have at this time. Let’s open it up for questions. We ask that all participants please hold your questions to one per caller. Operator?
QUESTION AND ANSWER

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Final Transcript

Operator
Thank you. (OPERATOR INSTRUCTIONS) Our first question comes from Moshe Katri of Cowen.

Moshe Katri — Cowen & Co. — Analyst
Thanks. This is a question for Kevin. Kevin, you mentioned something about severance cost of $3 million and a pre-acquisition claim of another $3 million. Can you clarify that? And I think that may be another two more items that we may need to get into, kind of add back into our numbers? Thanks.

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
Yes. Sure, Moshe. Those are just items that we chose to have run through our operating results. We’ve really come to the conclusion that severance and cost cutting and investments from that require us to cut cost are just part of the day-to-day operations that we have at ACS.
So we didn’t actually quantify the severance cost. We did quantify the pre-acquisition claim that was about $3 million, but we are just — we are not adding those back into our adjusted numbers.

Moshe Katri — Cowen & Co. — Analyst
Again, then just very briefly, you mentioned something about being down selected on a couple of European deals. Is that included already in the booking number for the quarter and maybe you can elaborate on that? Thanks.

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
Yes, thanks, Moshe. Those are not included in our booking number. Those are things that we are working on and hope to close this quarter or certainly in the third quarter, and the 141 would not include down selects. It’s only if they’ve officially signed and are closed.

Moshe Katri — Cowen & Co. — Analyst
Thanks.

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
Operator, let’s move to the next question.

Operator
Our next question is from Ashwin Shirvaikar of Citigroup.

Ashwin Shirvaikar — Citigroup — Analyst
Thanks. When you began, CEO Lynn, you had mentioned $10 billion in revenues by 2010, I believe. Can you update us on whether that remains an aspirational goal and what kind of growth rate is reasonable now that the overhang of the LBO process is gone?

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO

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Final Transcript
You bet. The goal to reach $10 billion by 2010 is still a goal. We are trying to be realistic given there was some impact on our growth, obviously, from this overhang that we’ve talked about, so we are a little behind where we would like to be right now, but we are still continuing to work forward and work towards that goal.
Now with that being said, we are not going to do something crazy, a crazy acquisition or a crazy deal simply to say that we hit our $10 billion by 2010. We are going to be disciplined and continue to drive the organization forward and push for growth, but we are going to do it in a disciplined way. So you can be comfortable we are not going to get there at the expense of doing a bad deal.

Ashwin Shirvaikar — Citigroup — Analyst
Okay. Thanks.

Operator
Our next question is from Adam Frisch of UBS.

Adam Frisch — UBS — Analyst
Thanks. Good afternoon, guys.
Lynn, this is for you, and I certainly don’t expect you to respond to the letters that are going back and forth between Deason and the independent directors, but some of the things that were in the independent directors’ letters were pretty serious and go down beyond Deason and into your senior management team. So you’ve done a great job in your first year resetting the agenda and all that kind of stuff, which, I think, again, is very admirable and we’ve written that.
But as the new CEO you have a pretty big task here in terms of rallying the troops and potentially proving to investors of what your intentions are and how you are going to do it. So, again, don’t expect you to respond to that because I know there are legal issues which prevent you from doing that, but how do you go out and reestablish the confidence both internally and externally in this management team’s ability to drive shareholder value?

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Well, I think the way we do it, Adam, is focusing on the basics, as I look at this quarter, our operating income grew 10%. Our EPS grew 18%. Our revenue grew 8%. We are going to continue to — and we had lousy cash flow which we have admitted and we’ll fix that. We know how to solve our cash flow issue.
I think the way that we continue to build confidence is to execute and to set reasonable goals as I’ve said in my press release. We want to show consistent growth. That’s our primary objective is to show consistent, good growth, and we believe if we do that in earnings, in revenue, in EPS that that’s what our investors expect and they’ll reward us for that.
In terms of the employee base, I think that the employees are happy to have the uncertainty of the buyout behind us. I think that these issues relative to the Board will sort out quickly and I’m confident that, as I said in my notes, I’ve spent about a month two months ago out on the road visiting with our employees across the globe.
They are enthusiastic and have a lot of hope and optimism for the Company, and we just need to continue to — people want to be part of a winning team and if we continue to meet reasonable growth objectives every quarter, then people, both our investors and our employees, will be comfortable and we’ll move forward.

Adam Frisch — UBS — Analyst
Thanks, Lynn.

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Final Transcript

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Thank you.

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
Operator, next question.

Operator
Our next question is from Julio Quinteros of Goldman Sachs.

Julio Quinteros — Goldman Sachs — Analyst
Hi. Real quickly on the cash flow. Kevin, can you walk us through, I think you mentioned the cash flow metrics should be back to historical levels given all the moving targets in terms of numbers, what is the historical range that you have in mind either on a percentage of revenue basis or whatever metric you want to give us there? And then also related to that what is the plan for the buyback activity going forward from here with this take out situation behind us?

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
Sure. I’ll address the latter first. Obviously, we are not buying back shares at this point in time. We always like to keep the flexibility, balance the need for capital for acquisitions, for paying down debt, all those different items. Actually, we have not been able to buy back shares for some time because of the situations and the investigations that we’ve been in and the buyout offer.
So it’s something that we’ll continue to monitor and see where that takes us from a share repurchase, but we are not buying back shares at this point in time.

Julio Quinteros — Goldman Sachs — Analyst
Can we assume that the plan, the previous plan has been scrapped then at this point in terms of having levered up to buy back stock?

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
The previous plan. Well, I mean I think we still have an authorization and we still have credit availability, but we are not buying shares today.
Let me talk to, let me talk briefly about the cash flow. Historically, we’ve been a 13% to 14%, as a percentage of revenue, operating cash flow has been in the 13% to 14% range. You take away 5% to 6% for CapEx and additions to intangibles and that gets you down to the 6% to 8% range of revenue. That’s where we historically have been and we feel pretty comfortable with that range.

Julio Quinteros — Goldman Sachs — Analyst
Great. Thanks, guys.

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
You bet.

Operator

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Final Transcript
Our next question is from James Kissane of Bear Stearns.

James Kissane — Bear Stearns — Analyst
Lynn or Tom, can you give us an update on the progress in the HR space, and maybe can you take a stab at the long-term target for Commercial margins? Thanks.

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
In terms of the progress in the HR space, we’ve made tremendous progress from an operational standpoint. I think we’ve talked over each of the calls in the last several quarters about our focus there at improving performance. We just completed our annual client symposium for our HR business in New York a couple of weeks ago, and I met with a number of our major customers, the ones that we were concerned about operationally. And I can tell you that there has been dramatic improvement in the execution with those contracts.
So we are feeling much, much better in terms of our ability to execute and where we are with that and I’m talking specifically, Jim, about the multiscope HR. Our other areas where we do total benefits outsourcing and our learning tower where we provide these discreet services, are about consulting services, those are things that we delivered well over a long period of time. So the thing I’m referring to specifically are the multiscope deals, that we are moving along very well there and the clients are much happier today than they were a year ago if you want to use that as a water mark.
In terms of the margins, as we’ve said, we are comfortable that, in terms of that our margins are stable. We feel good about that. You saw a little bump in margins this quarter by 30 bps, so we are going to continue to work to cut costs and so on, but we are also going to focus on growth and we would rather see absolute earning dollars increase keeping our margins consistent rather than invest as much as we can in growth.

Tom Burlin — Affiliated Computer Services, Inc. — COO
Yes, and I’ll just add on the margin line, Jim, you followed the Company for a long time and you do realize that it’s really a mix. It’s predicated on the mix of the business and we have some businesses in our commercial side that generate above average operating margins, and then we have some that are in a growth mode and we are having incur some up front start-up costs and that really hits us in the F&A business and the HRO business. So it’s always a mix issue.
It’s also growth, slower growth, faster growth, all that washes out and ultimately we hope to — we think, as Lynn said, our margins are stable and we hope to improve them ever so slightly year-over-year.

James Kissane — Bear Stearns — Analyst
Thank you very much.

Tom Burlin — Affiliated Computer Services, Inc. — COO
Thank you.

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
Operator, next question.

Operator
Our next question comes from Bryan Keane with Credit Suisse.

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Final Transcript

Bryan Keane — Credit Suisse — Analyst
Hi. Good afternoon. The Commercial bookings continue to be weak, but it sounds like you guys expect that to pick up in the rest of the fiscal year. I just want to make sure I understand why and if it is just Cerberus then when that — when you were having conversations with your clients, were they not signing with ACS as a result of this strategic review process?

Tom Burlin — Affiliated Computer Services, Inc. — COO
Yes. This is Tom. I’ll take a crack at that. I think there are two things that I would mention. One, yes, as we go into clients where we have opportunities, they have expressed concern in the past over the structure of the ownership and in particularly whether or not there might be a transfer of ownership and, therefore, a transfer of process and all those things that the delivery people would worry about.
That being said, I think we talked about over the past couple of quarters a reentry into this market and, of course, it takes time to build that pipeline and secure the confidence of those folks who are considering us. As we’ve said, we’ve been down selected. We’ve talked about the strength in HRO and F&A market that we’re starting to see not only in the pipeline, but in selected, down selected deals.
So I think you can expect over the next couple of quarters, as Lynn alluded to, that you’ll see an uptick in those markets in particular, and I do believe that the clients will be more comfortable with our current ownership structure and the knowledge that will continue for the foreseeable future.

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Yes, I think the issue here was not as much as with the clients’ concerned whether we were public or private, it’s the uncertainty that has caused most of the challenge and the difficulty, and we know for certain that there were opportunities that we did not close specifically because of this uncertainty.
We are thrilled now to be able to put that behind us and we think that that — again, we are certain that that will help in increasing bookings. But the uncertainty was the biggest issue rather than whether we were public or private, and I mentioned that on the call last quarter that we need to run the business, increase profits, do a better job in serving our customers and grow our revenue whether we are public or private. People just wanted to know what we were going to be.

Bryan Keane — Credit Suisse — Analyst
I guess my only question with that, Lynn, is looking at the Board’s letter today and it sounds like there’s some strategic buyers of ACS and a new Board coming in, doesn’t that still create some uncertainty, or why is that not going to affect you guys going forward?

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Well, I think that the — as I said at the beginning, it’s difficult for me to comment a lot on the letters that were flying back and forth. I am comfortable and confident that at this point in time we are proceeding just as I said over the last end of the last quarter tha t we will operate — we’ll operate as a public Company.
I think the question relative to the Cerberus deal is clearly dead, so that puts that to bed. Now what happens in terms of the future, if there are other opportunities that come along, that’s probably no different than any other public company that you have always have the potential of that. We are certainly moving forward as a public Company.

Bryan Keane — Credit Suisse — Analyst
Thank you.

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations

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Final Transcript
Operator, next question.

Operator
Our next question comes from George Price with Stifel Nicolaus.

George Price — Stifel Nicolaus — Analyst
Hi. Thanks very much. Kevin, if you could talk about a couple of things on the cash and profit side. First, just remind us wha t the pre-acquisition claim was about, and then the CapEx, you said lower client requirements, but also procurement initiative, a little bit more there, and if you see any variances that we should take into consideration over the next couple of quarters? Thanks.

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
Okay, great. George, in your normal format you give me a five-part question and I’ll try to answer. (laughter) The pre-acquisition claim, we didn’t give a lot of background on it. Obviously, it is a — when we acquire a company, we did not get indemnification for this type of claim. It was a risk we took, and it didn’t pan out for us. So we had to take that charge this quarter.
From a CapEx perspective, obviously, we — it’s the good side and the bad side of CapEx. We love to spend CapEx because it typically means we have new business coming on. So, obviously, we’ve got less requirements, the new business signings are down somewhat. As you would expect, the CapEx requirements flow down with that, as well.
In addition, we’ve been touting our procurement initiative. We’ve actually kind of gotten smart on leveraging some of our spend on our capital equipment. We’ve actually received better prices. We’ve seen that make a dent in our CapEx numbers, as well. But that, obviously, is something that is good in the short term, but it’s not good in the long term. So we feel like, obviously, a 5% will go up in the future as bookings begin to come back on.
As it relates to the variances, obviously, from quarter-to-quarter, we, I think I kind of went through those in the speech, but clearly there was somewhat of a disconnect in analyst models with the net interest expense. We don’t give you guidance, so I can understand that, but it was pretty significant that disconnect from that because all of our other metrics, operating income and revenue were on point.
So, the business hasn’t changed that much that it should — we should differ very wildly between the quarters from what we’ve done in the past. So you should be able to go back to the past and look at how we progressed through this quarters, how we progressed through the year and use that as a guide as you build your (inaudible) and then, again, the biggest disconnect was on the interest expense, I think. So look at that, as well.

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
I’m going to add one other comment, Kevin, in terms of CapEx. We have pretty significantly improved our CapEx process. We have done that over the last year, so I do think that has had — I agree with everything Kevin said — but that has also had, it’s better management, we’ve tightened it down, we’ll spend less money just because of a better process. We will see increases just as Kevin pointed out, but we are also managing it better.

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
Operator, next question.

Operator
Our next question comes from David Grossman with Thomas Weisel Partners.

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Final Transcript

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
David?

David Grossman — Thomas Weisel Partners — Analyst
Hello?

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
Hi, David.

David Grossman — Thomas Weisel Partners — Analyst
Okay. Sorry about that. I was a few minutes late so I apologize if this has been covered, but can you give me an idea of how much leverage you feel comfortable with on the balance sheet, and perhaps what your capacity is? And, I guess, Kevin, you’ve mentioned a couple of times that we are all off the interest expense line and perhaps you can share with us what the average rate (inaudible) was during the quarter?

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
Okay. Well, I think today we are leveraged at about 53% debt-to-cap. Obviously, we are comfortable with that. We’ve been at higher percentages in the past, so because of the recurring revenue, the cash flow metrics that gives us the comfort that we need.
From an interest cost, I think our senior notes are around about 5%. Those are the bonds that are sitting out there. The major component of our debt is the term debt and that’s probably sitting at about 7%.
And then we don’t have a lot drawn on our — we have very little drawn on our revolving line of credit. I think that’s probably around 7%, as well. But, hopefully, that will give you a little bit of visibility, and, obviously, we’ll be filing our 10-Q in a couple of weeks and you can get some of the details from that, as well.

David Grossman — Thomas Weisel Partners — Analyst
Okay. Thanks. Can I just take one more and maybe for Lynn. I know the question was asked about the Commercial signings and where your confidence stands. Is there anything that you’ve done organizationally over the last three to six months in terms of (inaudible ) or anything else internally that would give you the confidence that now that some of this uncertainty is behind you that you’re going to (inaudible) acceleration on the Commercial side?

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
Yes. Absolutely. About five months ago, we implemented, six months ago, we implemented an approach we called “divide and conquer” and specifically in sales in the Commercial organization. We actually split our Commercial organization into two so we could have twice as much, essentially we took the person that was running the entire organization cut their world down by about half so they could focus their attention on a smaller number.
Took another very capable individual promoted them over the other half and we do believe that from a structural standpoint the concept of “divide and conquer” helps us to focus, put more attention on the, whatever that issue is whether it’s operational issue or sales issue. So we’ve made that change, and I think that that is helping you to see the pipeline has grown in both of those lines of business at a more rapid rate than it had been growing before. So that’s proof of that.

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Final Transcript
We still need to, as I said in my prepared comments, we need to convert this good pipeline into closed deals, but organizationa lly we did that. We also have done some things with some incentives with our operating people in terms of helping to support our sales organization in pursuing new deals where they get a little bit of a spiff if they can help the operations people and that’s having an advantage.
We also have implemented more of our base sales organization where we actually assign what you might call a farmer to our customer base so that we have people that are out selling new logo opportunities, and we’ve done more with having people specifically assigned t o our existing base and helping farm that base and we’ve seen increased revenue growth out of that area. In fact, last quarter that’s where a great deal of it came from.

David Grossman — Thomas Weisel Partners — Analyst
Thank you.

Jon Puckett — Affiliated Computer Services, Inc. — VP, Investor Relations
Operator, next question.

Operator
Our next question comes from Tien-tsin Huang with JPMorgan.

Tien-tsin Huang — JPMorgan — Analyst
Hi, thanks. How did the non-recurring short-term project related work perform versus playing in both the Government and Commercial segment, and how does the short-run outlook feel to you on the non-recurring side?

Tom Burlin — Affiliated Computer Services, Inc. — COO
Tien-tsin, this is Tom. Two areas in particular where we see sort of peaks and valleys in those projects. In particular in our Government business, particularly in our health care business where we see new legislation that passes through. We saw it with HIPPA. Most recently we saw it with a program called the National Provider Indices. Typically, those come through a large federal funding. They flow down to states and then they tend to run from anywhere from a year to two years, so they are meaningful projects. They are not short-term projects.
But they usually have deadlines that either the funding runs out or they must be implemented. And that’s what we saw in the health care business with National Provider Indices. So those tailed off at the end of the quarter. But we typically see change across there so we’v e experienced over multiple quarters that these peaks and valleys reoccur as new legislation, new technology rolls out in that market.
In our transportation market, we have a very project-oriented, again, they tend to be pretty significant projects where we install new fare systems or new parking systems and may take us anywhere from 12 to 18 months to install those. And we typically see the higher end of the profit come as we make the later deliverables. The projects are usually constructed in such a way that the clients pay a better portion of the project as we complete.
Then again at the end of last quarter, simply because of timing on sales, we saw a lot of those projects end and we’re in the phase of building out new, recent set of new wins. So we’ll see that revenue ramp up as those projects become more mature. So I think it’s cyclical. It’s not necessarily highly predictable by quarter, but we will see that from time to time.

Lynn Blodgett — Affiliated Computer Services, Inc. — President, CEO
And I think the other thing that I want to add there is that our non-recurring bookings, which a lot of your project work falls into that area, as an area of a lot of focus for us and we’ve had — those bookings continue to grow and so we are comfortable that — we have to look at recurring and

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Final Transcript
non-recurring as we have more businesses like consulting businesses that do rely on projects. So we watch that closely and we are confident that it will make its appropriate contribution for the year.

Tien-tsin Huang — JPMorgan — Analyst
Kevin, can you remind us of the mix of non-recurring revenue in each of the Commercial and the Government segments?

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
We don’t break it down that way, Tien-tsin. We break it down overall. I think non-recurring revenue is about 15% of total revenue. Give or take.

Tien-tsin Huang — JPMorgan — Analyst
Okay, great. Thanks.

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
All right, thanks. And, operator, we have time for one more question.

Operator
All right. Our next question comes from Cynthia Houlton at RBC Capital Markets.

Cynthia Houlton — RBC Capital Markets — Analyst
Hi. Good evening. Just on the free cash flow number, you mentioned that the two different issues were collections and then also a bonus payment. Can you just walk through what was different year-over-year in terms of the makeup of bonus payments or timing, and then also kind of what specifically drove slower collections? Was there large contracts? Was it customers extending payment terms? If you can you just comment on those two aspects of free cash flow?

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
Sure, Cynthia. This is Kevin. From a year-over-year perspective there was about a $50 million difference between Q1 of this year and Q1 of last year. Now recall that — so we paid fiscal year ‘07 bonuses in August, so in the first quarter.
So the first quarter payments that were lower in prior year were for fiscal year ‘06, and if you recall, that was a year in which our bonus program, which is based on growth, didn’t — we didn’t hit and so we paid very little bonuses in that year. That’s really the dynamics of it.
Fiscal year ‘07 was a much better year and we hit the growth targets and, therefore, we paid out more bonus. From an AR perspective, I would say, a little bit of the AR collections is focused, obviously, we had, if you go back one quarter, it shows you how lumpy cash flow can be, but Q4 was a record quarter, it was a blowout quarter. There hasn’t been another quarter that even came close to Q4.
And I think, we set aside, patted ourselves on the back, and I don’t think we were as focused in the first quarter as we should have been. So from that perspective I think it’s a very easy thing to turn around, and we are, actually we are off to a very strong start this quarter. October has been very good for us, so I’m confident we’ll see better — better results this quarter.

Cynthia Houlton — RBC Capital Markets — Analyst
Okay, thank you.

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Final Transcript

Kevin Kyser — Affiliated Computer Services, Inc. — CFO
All right. Thank you. Well, that wraps it up. I want to thank everyone for joining us today. Jon and I will be around to answer any calls afterwards. So please give us a call. Thank you

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